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Appendix G – Code of Ethics

At all times, Quantix Commodities LP (“Quantix”) and its Employees must comply with the spirit and the letter of the laws and the rules governing the capital markets. The Chief Compliance Officer (the “CCO”) administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must fully cooperate as reasonably requested by the CCO to enable (i) Quantix to comply with all applicable laws and (ii) the CCO to discharge his duties under the Manual. This Code of Ethics is in addition to, and not in lieu of, Quantix Ethics Training Compliance Policy.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Quantix’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Quantix must act in its Clients’ best interests. Neither Quantix, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Escalating Perceived Risks and the Supervisory Function

Employees are generally expected to discuss any perceived risks, or concerns about Quantix’s business practices, with their direct supervisor. The supervisory function remains with the head of the business unit in which an Employee is located, and the Company expects each Employee acting in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in this Manual. Supervisors should act prudently and exercise good judgment when determining an appropriate response to any reported risks or concerns. The CCO should be informed of any potentially serious risks, material weaknesses in internal controls, or inappropriate business practices. If an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations; Retaliation Prohibited

Employees must promptly report any suspected violations of the Code of Ethics or other policies and procedures in this Manual to the CCO. Any complaints related to the CCO should be reported to one of the Quantix partners or the Deputy COO/CFO. To the extent practicable, Quantix will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting investigative and other obligations that may follow the reporting of a potential violation, and cannot guarantee confidentiality. Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal of an Employee who is deemed to be retaliating.

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Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the CFTC, the SEC or another civil regulator, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against him or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

CCO’s Preclearance Requests

In all circumstances requiring pre-approval of an activity under the Code, one of the Quantix partners or the Deputy COO/CFO will provide pre-approval to the CCO according to the provisions of the Code.

Distribution of the Code and Acknowledgement of Receipt

Quantix will distribute the Manual, which contains this Code of Ethics, to each Employee upon the commencement of employment and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Quantix’s policies and procedures described in the Manual, including this Code of Ethics. Every Employee must complete and sign the Compliance Manual Certificate of Review, which is an attachment to this Manual, each time the Manual is distributed for review.

Whistleblower Policy

Introduction

Pursuant to Quantix’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with Quantix’s policies and procedures as well as applicable law and to report violations or suspected violations including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by Quantix’s policies and procedures or applicable law. Employees making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under Quantix’s Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable Employees to raise serious concerns within Quantix prior to seeking resolution outside of the Firm.

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Quantix encourages Employees to share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, an Employee’s direct supervisor is in the best position to address an area of concern. However, if an Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO.

All suspected violations will be investigated Quantix. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of Quantix’s policies and procedures and/or applicable laws. The CCO, at his discretion, may advise Quantix’s partners of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of Quantix’s policies and procedures or applicable law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

Non-Retaliation Policy

Quantix forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by Quantix’s policies and procedures or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the Federal Securities Laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the Employee or Quantix) within 120 days of the Employee’s internal reporting. Quantix encourages Employees to follow Quantix’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

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Conflicts	of Interest

Conflicts of interest may exist between various individuals and entities, including Quantix, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Quantix, its Employees, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Quantix’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Quantix and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Quantix and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

A. Personal Account Trading Policy

The personal commodity interests and securities trading of all Quantix personnel is subject to Quantix’s Personal Account Trading Policy. Quantix’s personal trading policies are designed to ensure that no client is disadvantaged in any respect by the transactions executed by any Quantix employee and that Quantix employees in no respect misappropriate any benefit properly belonging to any client. Consistent with Quantix’s and its personnel’s duties to observe high standards of commercial honor and just and equitable principles of trade, all employees of Quantix are prohibited from engaging in personal trading of listed commodity futures and options and Initial Public Offerings.

General	Policy Restrictions

This policy has two significant types of restrictions (Prohibition and required Holding Periods, depending on the type of investments involved) that Employees should consider prior to any personal securities transaction or investment. Employees who have otherwise satisfied this policy’s requirements may generally trade in securities without additional limitations on their personal securities transactions.

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Prohibition On Trading. Employees may not purchase, sell or otherwise acquire or dispose of beneficial ownership of any securities or other investments for any of their personal accounts, directly or indirectly, in listed commodity futures and options on commodity futures. Employees are not permitted to purchase or sell shares of the Fund’s assets in which Quantix acts as the sub-advisor during the blackout period listed below:

•

Harbor Commodity All-Weather Strategy ETF (HGER): For the seven (7) days prior to announcement of an index change or recalculation of the index weights or seven (7) days after announcement of an index change or recalculation of the index weights (Referenced Index: Quantix Commodity Index).

•

Harbor Energy Transition Strategy ETF (RENW): For the two (2) days prior to announcement of an index change or recalculation of the index weights or two (2) days after announcement of an index change or recalculation of the index weights (Referenced Index: Quantix Energy Transition Index).

•

Holding Periods. Shares of single commodity ETFs, commodity linked ETF securities, and sub-advised ETFs/Mutual Funds must be held for a minimum of 30 days. Holding period shall be measured as of the close of a business day (for example, if an Employee buys 100 shares of XYZ ETF on June 1, the employee cannot sell that ETF until July 1).

•

A FIFO (first in, first out) approach will be applied to different lot purchase/sale of the same underlying security. Depending upon volume and frequency of activity within an individual security, transactions may be limited.

•

Covered calls and related option purchases on an individual security is considered to be a different security instrument from the underlying security and will have a separate 30 day holding period for the option. An option on XYZ security and XYZ security will each have their own 30 day holding requirement.

Certain limited exceptions to this policy may be made by the CCO. Any exceptions must be requested in writing, and if granted, will be documented by the CCO.

Reporting

Quantix must collect information regarding the personal trading activities of “Reportable Securities” (as defined below) of all Employees. Employees are expected to assist the CCO in obtaining copies of all trade activity and account statements for any account that can hold Reportable Securities (the “Covered Account”) that is not exempt from reporting, as well as any other documents associated with Reportable Securities that are requested by the CCO but not reflected on brokerage statements. Requirements for reporting to the CCO under this policy may also be met by instructing brokerage statements be emailed and/or mailed to the CCO’s attention on a recurring schedule.

Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts of the Employee’s children, stepchildren, grandchildren, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law, and adoptive relationships (an “Immediate Family Member”) residing in his or her household.

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It is the Employee’s responsibility to ensure that the Employee’s Immediate Family Members are aware of this Personal Trading Policy and adhere to it.

Definition of Non-Discretionary Account

A “Non-Discretionary Managed Account” includes: (i) an account in which the Employee does not have any direct or indirect influence or control over specific investment decisions, such as in the case of a fully discretionary investment management account (where the Employee does not exercise any direct or indirect influence or control over the person or entity exercising discretion over the account); (ii) an account in which the Employee does not have any direct or indirect influence or control and has no knowledge of the account holdings, such as a blind account or trust; and (iii) an investment fund whereby all investment decisions are made by a third-party who is unrelated to the Employee.

The CCO must pre-approve any arrangement whereby a Non-Discretionary Managed Account is exempt from the trading restrictions and prohibitions contained in this Personal Trading Policy. In considering whether to grant pre-approval, the CCO may request the following information (to be submitted as determined by the CCO):

•	Information about the third-party adviser’s, broker’s or trustee’s relationship to the Employee;

•	Initial and annual certifications by the Employee and the applicable third-party adviser, broker or trustee regarding the Employee’s influence or control over the account; and/or

•	Reports on holdings and/or transactions made in the account.

Any Employee that is the beneficial owner of a Non-Discretionary Managed Account is prohibited from communicating with the third-party adviser, broker or trustee administering the account regarding any specific investment decisions. All Non-Discretionary Accounts require a written discretionary investment management agreement or similar document covering the account for the account to be considered for exemption from the Personal Trading Policy.

Definition of Reportable Security

“Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, derivatives and crypto currencies. A Reportable Security also includes all Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”).

A Reportable Security does not include (a “Non-Reportable Security”):

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Shares issued by money market funds;

•

Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Adviser or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common with the firm; and

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•

Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Adviser or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Adviser.

Employees are permitted to trade Non-Reportable Securities and, with the exception of providing disclosure of all brokerage accounts held at the time of joining the Adviser and annually. Employees are not required to report trades of Non-Reportable Securities.

Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings. The Initial Holdings Report must be submitted within ten (10) days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” (and, together with the Initial Holdings Report, the “Holdings Reports”) for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by February 14 and must be current as of a date not more than 45 days prior to the date that the Annual Holdings Report is submitted.

New Accounts

Employees must notify the CCO promptly (but in any event within ten (10) business days) in writing (email will suffice) if the Employee opens any new account with a brokerage firm or other custodian or moves an existing account to a different brokerage firm or other custodian.

Limited Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in a “Limited Offering.” Pursuant to Quantix’s “Limited Offerings Policy,” Employees and their immediate family members must obtain the CCO’s pre-approval before entering into a Limited Offering, also known as a private placement. Limited Offerings include investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO to review and obtain any private placement memorandum, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update. Approvals are valid for a 3-month period. The Quantix partners or Deputy COO/CFO will approve the CCO’s Limited Offering request.

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Limited Offerings Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Limited Offerings Policy.

Initial Public Offerings

Employees are prohibited from participating in Initial Public Offerings (“IPOs”).

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•

Account statements or transactions for an account that does not hold Reportable Securities (for example, an account that only holds mutual funds, certificates of deposit or money market funds). All account statements and transactions will not be required or tracked to the extent they do not include Reportable Securities.

•

Account statements or transactions with respect to accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis, or an account of a family member living in the same household where the Employee has no involvement or control over such account.

Quarterly	Transaction Reports

With respect to each calendar quarter, all Employees must report each of the following:

•	all Reportable Securities transactions in Covered Accounts, which may be satisfied by having duplicate copies of each transaction/statement sent directly to Quantix;

•	any Reportable Securities trades that are not held or reflected in account statements of Covered Accounts, such as the investment in a private fund or other Private Placement (“Covered Investments”);

•	the existence of any Covered Accounts opened during the quarter.

All required quarterly information must be or included on a quarterly form to be provided by the CCO and signed, dated, and submitted to the CCO within a proscribed period.

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Personal Trading and Holdings Reviews

The CCO or his designee will monitor Employees’ Reportable Securities transactions for compliance with the Personal Securities Transactions policies and procedures. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal. The Quantix partners or Deputy COO/CFO will monitor the CCO’s Reportable Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify the Quantix partners and the Adviser may impose sanctions as it deems appropriate.

Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Adviser is required by law to disclose the contents of such reports to regulators.

Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted List. A security may be placed on the Adviser’s Restricted List for a variety of reasons including, but not limited to:

•	The Adviser or an Employee is in possession of material, nonpublic information (as defined below) about an issuer;

•	An Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Adviser or such Employee to receive MNPI (defined below);

•	The Adviser has executed a non-disclosure or similar agreement with a specific issuer that restricts trading in that issuer’s securities;

•	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

•	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor,” may present the appearance of a conflict of interest or an actual conflict of interest;

•	Any Security which at the time of such transaction is:

•	being considered for purchase or sale by a Client,

•	being purchased or sold by a Client, or

•	at the time of such proposed transaction, held for the account of one or more Clients.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

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B.	Insider Trading

Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information (“MNPI”) by the Adviser or any of its Employees or affiliates.

The term “Insider Trading” generally means one or more of the following activities (with definitions (capitalized terms) following):

•	Trading while in possession of MNPI received from an Insider, Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information;

•

Trading while in possession of MNPI received from a Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information, where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the person breaching a duty of trust or confidence;

•	Recommending the purchase or sale of securities while in possession of MNPI; or

•	Tipping MNPI to others.

The Federal Securities Laws that have been used to enforce the misuse of Material Non-Public Information (“Insider Trading Rules”) generally have not been applied the trading of individual commodities and currencies, but rather relate to “Securities” under those laws, such as information regarding individual companies and other public and private issuers of debt or similar products. The CFTC has historically recognized that unlike securities markets, derivatives markets have long operated in a way that permits market participants to trade on the basis of lawfully obtained, material nonpublic information. In light of the fact that the investment programs of Quantix’s clients are currently limited to commodity interests as well as cash and cash equivalents, rather than traditional securities such as equities, debt and private placements, the Insider Trading Rules generally will not be applied to trading conducted on behalf of clients. Nonetheless, there are specific prohibitions on misuse of non-public government information (such as data releases); and anti-manipulation rules recently adopted by the CFTC (discussed below in Section XIV of this Manual) contain language similar to the securities laws that form the basis of the Insider Trading Rules, so enforcement may evolve towards prohibiting traditionally accepted use of nonpublic information.

In addition, Insider Trading Rules may govern a variety of conduct engaged in by Quantix’s employees, including subscriptions and redemptions by Employees for shares of the Quantix’s Funds, personal securities transaction by Employees, trading in products that are deemed Securities for Federal Securities Laws (such as certain cash equivalent products).

Employees should be aware when discussing securities and securities issuers with the Company’s clients, peers, counterparties and third-party research providers that any of those parties may possess and share material nonpublic information with Quantix, and that such information may create legal obligations for the individual employee and for Quantix. Insider Trading Rules are complicated and their analysis is often fact specific - employees are strongly encouraged to ask the Chief Compliance Officer any questions about the receipt of any information which they believe may implicate Insider Trading Rules, and the permitted use of such information.

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Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through Insider Trading, impose a penalty of up to three (3) times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code’s Insider Trading Policy (see below) can be expected to result in serious sanctions by the Adviser, including termination of employment. In addition, under certain circumstances, the Adviser may also be liable for Insider Trading conducted by Employees and, even if the Adviser is not found guilty of Insider Trading, the reputational damage resulting from the allegation alone may cause the Adviser irreparable harm.

Definitions

Nonpublic Information

Information is considered “Nonpublic” if it has not been broadly disseminated to investors in the marketplace. Information is broadly disseminated when it has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., a Form 8K). There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

Material Information

Information is “Material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This includes earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This any employee of an issuer (regardless of title), as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and, as a result, is given access to information. Temporary Insiders include, among others, the Adviser’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. A hedge fund employee may be considered a Temporary Insider depending on the facts and circumstances.

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Tipper / Tippee Liability

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider, Temporary Insider or a person misappropriating information in violation of a duty of trust or confidence, and then shares the MNPI with someone else (the “Tippee”) who then does trades that security, may be liable for the trading done by the Tippee. It therefore is important that Employees never pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

Breach of Duty

Insider Trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider or an individual who misappropriates his or her employer’s information (including a hedge fund analyst). The Adviser does not expect Employees to evaluate this element of Insider Trading, but should be aware of the source of information received that may be Nonpublic and/or Material.

Adviser’s Insider Trading Policy

The Adviser’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Adviser. The Adviser forbids any Employee from engaging in any activities that would be considered illegal Insider Trading. Any questions regarding this Insider Trading Policy must be referred to the CCO.

Procedures Designed to Detect and Prevent Insider Trading

•	Before trading on his or her own behalf, or for others, each Employee consider the following questions regarding information in his or her possession:

•

Is the information Nonpublic? Is the information Material? If, after consideration of the above, an Employee believes that the information is Material and Nonpublic, or if an Employee has questions as to whether the information is Material and Nonpublic, he or she should take the following steps:

•	Report the potential MNPI immediately to the CCO.

•	Do not communicate the information inside or outside of the Adviser, other than to the CCO.

•	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others.

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•	After the CCO has reviewed the issue, the Employee will be instructed whether to continue the prohibition against communication and trading.

Appendix H, “Insider Trading Procedures ” contains additional guidance and requirements for Employees in connection with situations that may result in the receipt of MNPI. Additionally, Employees are required to disclose the existence and location of all Covered Accounts and to arrange for copies of all Covered Account brokerage statements to be sent from the outside financial institution to the Adviser’s CCO. Such statements will be reviewed by the CCO.

Insider	Trading Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with Quantix’s Insider Trading Policy.

Compliance	Responsibilities

The CCO will discuss the Adviser’s Insider Trading Policy during Quantix’s annual compliance training meetings to ensure that Employees are properly trained and aware of the required reporting procedures. The CCO will check the Restricted List against pre-approval requests for Liquidating Trades.

C.	Political Contributions and Charitable Donations

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser such as Quantix or have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related Clients or Investors. To the extent that the Company provides or anticipates providing advisory services to any pension plan that is run by a state or local government or any instrumentality thereof (“Public Plans”), the activities of the Company and its personnel may be subject to Rule 206(4)-5 issued by the Securities and Exchange Commission (the “Pay-to-Play Rule”), the “pay to play” laws of the state or local government that runs a Public Plan and internal pay to play provisions adopted by the Public Plan. The Pay-to-Play Rule generally limits political contributions to state and local government officials, candidates, and political parties by Registered Investment Advisers and their “covered associates”, among others. A “covered associate” of an adviser is defined to include a broad range of individuals employed by a firm – while not required under the Pay to Play Rule, Quantix has determined to treat all Employees as covered associates. The Firm may decide to strictly apply the Pay to Play Rule definitions in the future. The policies and procedures herein are modeled upon the SEC Rule, and may be supplemented with the requirements of any state or local law or set of internal guidelines that is/are triggered by virtue of the Company’s activities. In addition, this Policy prohibits Quantix and its employees from any indirect activity which, if done directly, would result in a violation or the rule (e.g. acting through intermediaries who act on behalf of Quantix).

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The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value (including the use of facilities and personnel to host a candidate forum or fundraiser). Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly. The Pay-to -Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity” by Quantix or its “covered associates”. A “government entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency

1.	Guidance Regarding Bona-Fide Charitable Contributions

From time to time, Clients may suggest or request that Quantix make a charitable contribution or provide some form of sponsorship for a charitable event. In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, would not implicate Rule 206(4)-5. Nonetheless, there are potential conflicts of interest associated with charitable contributions by or on behalf of the Company.

2.	Policies and Procedures for Political Contributions

In order to evaluate the potential for conflicts or risks under the Pay to Play Rule, the Company will require all Employees to provide a Declaration of Political Contributions. New Employees may be required to complete the Declaration of Political Contributions prior to inception of Employment. If the Employee is involved in soliciting Clients for the Adviser, then the Adviser is required to look back at the Employee’s Political Contributions for two (2) years. If the Employee is not involved in soliciting Clients, then the Adviser is only required to look back six (6) months.

If an Employee or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must notify the CCO by e-mail to msrolovits@quantixcommodities.com. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

Employees may make contributions to national political candidates (except candidates who are state or local officials at the time of the election), national parties, or national political action committees, in each case to the extent there is no state or local funding “bundled” as part of such contribution. However, Employees must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution. Employees will be required to certify on a quarterly basis any contributions made during such quarter, as well as their general compliance with this Policy.

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The CCO must be notified of any political contributions made by Quantix as a firm irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule.

The Quantix partners or Deputy COO/CFO will monitor the CCO’s political contributions for compliance with the above policies and procedures.

Political contributions by Quantix or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

3.	Public Office

Employees may not hold a public office if it presents any actual or apparent conflict of interest with Quantix’s business activities.

4.	Charitable Donations

The Quantix partners and CCO will meet periodically to consider charitable donations by Quantix or by Employees on behalf of the Company. If an Employee has been solicited by a Client (whether or not such Client is a Public Plan) and is considering making a charitable contribution on behalf of the Company, the Employee must notify the CCO via e-mail to msrolovits@quantixcommodities.com. The CCO will log all such requests and contributions. The Quantix partners or Deputy COO/CFO will monitor the CCO’s charitable contributions for compliance with the above policies and procedures.

Donations will only be made to charities that the Company verifies as non-profit organizations. Donations may not be made to charities with the intention of influencing such charities to become Clients or Investors.

D.	Communications with “Value-Added Investors”

The Adviser’s Funds may at times accept investments from “Value-Added investors.” Although the term Value-Added Investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the investment adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Examples of such investors include executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds. Due to the nature of their position, such investors may possess MNPI.

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Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with Value-Added Investors. Employees should refrain from discussing potentially sensitive topics (for example, specific information about the investor’s employer) with a known Value-Added Investor. If there is any question whether information received from an any investor could be MNPI, Employees are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above and in this Section.

1.	Preclearance Procedures for Value-Added Investors

Prior to any telephone calls, video chats, or in-person meetings between an Employee and a Value-Added Investor, the Employee must obtain [preclearance from the CCO. The following information must be provided to the CCO prior to the meeting including the below information:

a.	Date and place of meeting
b.	Name of Value-added Investor, their employer, and job title
c.	Name of private fund the Value-Added Investor is invested in (or may invest in)
d.	Names of all Employees in attendance and job titles
e.	Purpose of the meeting

E.	Gifts and Entertainment

While it is understood that social networking is an important component in investor, industry and service provider relations, it is important that Quantix Employees make every reasonable effort to avoid the appearance of undue influence upon their decision-making processes. Similarly, it is important that Quantix Employees avoid the appearance of undue influence upon parties with which they conduct business. Subject to certain specific limitations (and in some instances, pre-approval requirements) set forth below, Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to influence the recipient.

1.	Gifts and Entertainment Provided To Quantix Employees

(i) Employees Receipt of Entertainment – Employees may attend customary business lunches, dinners and entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events) at the expense of a giver. If the estimated cost or value of the Employee’s portion of the entertainment is greater than $100, the Employee must report his/her attendance to the CCO by sending an e-mail to msrolovits@quantixcommodities.com. Any entertainment where the benefit per person is expected to be greater than $250 or where the entertainment is unusually lavish, extravagant or frequent (e.g., out of town sporting events, concerts, movie or theatrical premieres) should be approved in advance by the CCO. The Quantix partners or Deputy COO/CFO will monitor the CCO’s activity for compliance with the above policies and procedures.

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(ii) Employees Receipt of Gifts – Gifts are generally permitted so long as they are appropriate and the amount of the expense is within customary limits. Employees must report their intent to accept gifts over $100 (either one single gift, or in aggregate on an annual basis from one individual or firm) by sending an e-mail to the CCO. Gifts such as holiday baskets or lunches delivered to Quantix’s offices, which are received on behalf of the Company and provided to a group of Employees, do not require reporting unless the average value per individual recipient exceeds $100. The Quantix partners or Deputy COO/CFO will monitor the CCO’s activity for compliance with the above policies and procedures

Please note – any event that was intended as business entertainment where the outside party does not attend should be treated as a gift for purposes of this policy.

2.	Gifts and Entertainment Provided by Quantix Employees

General Policy

Quantix and its Employees will notify the CCO if they intend to give gifts or entertainment in excess of $100 to any Client, Investor, prospect, or individual or entity that Quantix does, or is seeking to do, business with. To the extent required, Employees should seek pre-approval or report applicable gifts and entertainment via an e-mail to msrolovits@quantixcommodities.com. The Quantix partners or Deputy COO/CFO will monitor the CCO’s activity for compliance.

In addition:

•	Political and charitable contributions provided by or on behalf of Quantix are covered in elsewhere in this Manual.

•	Gifts of cash and cash equivalents are prohibited.

Situations Requiring Preclearance and Reporting

Employees must seek pre-approval from the CCO for ANY gifts or entertainment (including food or beverages provided at a business meeting) to any of the following types of recipients by sending an e-mail request to msrolovits@quantixcommodities.com. Once approved, Employees must report any actual gifts or entertainment that was provided. The Quantix partners or Deputy COO/CFO will monitor the CCO’s activity for compliance.

(i)

Gifts and Entertainment Given to State and Local Pension Plan Officials – Many Public Plans have limitations in their governing laws and documents regarding doing business with entities that provide gifts or entertainment to Public Plan officials. Some Public Plans have outright bans on receipt of gifts and entertainment, while others have limits on amounts that may be tied to individual events, or cumulative limits from any individual or firm, as well as in some cases reporting requirements with respect to gifts and entertainment provided. As a result, providing any gifts or entertainment (even inexpensive food and beverages that are provided during a legitimate business meeting) to such Public Plan individuals by or on behalf of the Company may prevent Quantix from doing business with the related Public Plan;

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(ii)

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Quantix prohibits Employees from giving gifts or entertainment with to the intention of influencing any ERISA plan fiduciary (which may include a labor union or a union official (who are also covered separately below) as well as fiduciaries to other plans subject to ERISA);

(iii)

Gifts and Entertainment Given to Union Officials – Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports on Department Labor Form LM-10 detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold;[4]

3.	Gifts and Entertainment Monitoring

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be reported in connection with this policy. The CCO will maintain a Gifts and Entertainment Log to track Employees’ provision and receipt of gifts and entertainment. Employees are also required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Gifts and Entertainment Policy. The Quantix partners or Deputy COO/CFO will review the CCO’s completed Quarterly Compliance Attestation.

B.	Anti-Bribery Policy and Procedures

Quantix’s “Anti-Bribery Policy” prohibits Employees from offering payments, or anything else of value, to a government official that will assist Quantix in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at Quantix found to be violating the Anti-Bribery Policy will be subject to disciplinary action, which may include termination. Quantix requires all Employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

Foreign	Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) is a criminal statute that prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

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The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

The penalties for violating the FCPA are severe and can apply both to Quantix and individual Employees. Some countries in which Quantix does business have in recent years moved to join the U.S. in criminalizing bribery of foreign officials, using the FCPA as a model. It is important that Employees be familiar with the FCPA to avoid inadvertent violations and to recognize potential issues in time for them to be addressed appropriately.

Quantix and its Employees must comply with the spirit and the letter of the FCPA at all times.

FCPA	Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for Quantix and/or Employees and jail terms for Employees.

Pre-Approval	Requirement

C.	Employees are prohibited from giving anything of value to a Foreign Official without the CCO’s pre-approval.

D.	Outside Business Activities

Employees should not engage in outside business activities that present a conflict of interest with or pose a reputational risk to Quantix’s business. In order to evaluate the potential for such conflicts or risks, the Company requires Employees upon hiring and quarterly thereafter to disclose certain outside business activities and relationships. Employees may, under certain circumstances, engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities, with prior written consent of the CCO. However, the Company may require that an Employee abstain or withdraw from any outside business activity that it believes presents a conflict or risk to Quantix. The Quantix partners or Deputy COO/CFO will monitor the CCO’s activity for compliance with the above policies and procedures.

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An Employee may not participate in any business opportunity that comes to his or her attention as a result of his or her association with Quantix and in which he or she knows that Quantix might be expected to participate or have an interest, without:

•	Disclosing in writing all necessary facts to the CCO;

•	Offering the particular opportunity to Quantix; and

•	Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of Quantix’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by Quantix may benefit that Employee or a family member, either directly or indirectly, then the Employee must immediately disclose this possibility to the CCO.

No Employee may borrow from or become indebted to any person, business or company they know to have business dealings or a relationship with Quantix, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use Quantix’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

If an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed, the conflict must be promptly brought to the attention of the CCO.

Disclosures or requests for approval under this Outside Business Activities policy, must be submitted via the form included in Exhibit A – Outside Business Activity Pre-Approval and Insider Disclosure Statement.